Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

July 29, 2010

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors
ePhoto Image, Inc.
Shunyi County, Beijing, China

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report under the Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by ePhoto Image, Inc. of our report dated July 28, 2010, relating to the financial statements of ePhoto Image, Inc., a Nevada Corporation, as of and for the periods ending April 30, 2010 and 2009 and for the period from September 30, 2007 (date of inception) to April 30, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC